Exhibit 23.4

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 3, 2021

Deutsche Bank AG

60 Wall Street

New York, NY 10005

Ladies and Gentlemen:

We have acted as special tax counsel for Deutsche Bank AG (the “Bank”) in connection with the preparation and filing of a registration statement on Form F-3, including a prospectus, dated August 3, 2021, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of certain of the Bank’s securities, including its senior debt securities (Senior Notes, Series A), senior debt funding securities and eligible liabilities senior debt securities, each described in the prospectus dated August 3, 2021 (the “Securities”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity, in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Securities prepared and filed by the Bank with the Securities and Exchange Commission on this date or a future date. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP